Exhibit 5.2

Stikeman Elliott LLP    Barristers & Solicitors

1155 René Lévesque Blvd. West, 40th Floor, Montréal, Quebec, Canada H3B 3V2

Tel:(514) 397-3000 Fax:(514) 397-3222 www.stikeman.com

●, 2007

Dollarama Group Holdings L.P.

5430 Ferrier

Montreal, Québec

H4P 1M6

Ladies and Gentlemen:

We have acted as Canadian legal counsel to Dollarama Group Holdings L.P. (the “Company”) and Dollarama Group Holdings Corporation (“DGHC”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) being filed by the Company and DGHC (collectively, the “Co-Issuers”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Securities Act”), relating to the registration U.S.$200,000,000 principal amount of Senior Floating Rate Deferred Interest Notes due 2012 (the “Exchange Notes”), which are to be offered in exchange for an equivalent principal amount of presently outstanding Senior Floating Rate Deferred Interest Notes due 2012, all as more fully described in the Registration Statement.

The Exchange Notes will be issued under the indenture dated December ●, 2006 (the “Indenture”) by and among the Co-Issuers and US Bank National Association, as trustee.

All capitalized terms used in this opinion, unless otherwise specified or unless the context otherwise requires, shall have the meanings specified in the Indenture.

Examinations

In connection with the opinions hereinafter expressed, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Indenture;

(b)	the form of Exchange Notes;

(c)	the limited partnership agreement made between Dollarama Group Holdings GP ULC and Dollarama Capital Corporation dated as of December 7, 2006 (the “Partnership Agreement”);

(d)	resolutions of the directors of Dollarama Group Holdings GP ULC, acting in its capacity as general partner of the Company, relating to the Exchange Notes;

(e)	a certificate of attestation dated ●, 2007 issued by Registraire des entreprises du Québec with respect to the Company; and

(f)	certificates of an officer of Dollarama Group Holdings GP ULC, acting in its capacity as general partner of the Company, dated ●, 2007 in relation to various factual matters (the “Officer’s Certificate”).

Assumptions and reliance

In our foregoing examinations, we have assumed, without independent verification or investigation:

1.	the legal capacity of all individuals, the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us as original documents, and the conformity to authentic original documents of all documents submitted to us as certified, notarial, photostat or similarly reproduced copies of such original documents;

2.	the completeness, truth and accuracy of all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials;

3.	that the certificate of attestation referred to in paragraph (e) above continues to be accurate on the date hereof as if issued on the date hereof; and

4.	the completeness, truth and accuracy of all facts set forth in the Officer’s Certificate.

Law

Our opinions set out below are limited to the laws of the Province of Québec and the federal laws of Canada applicable therein, as of the date of this opinion letter.

Our opinions do not take into account any subsequent changes in the law whether by legislative action or judicial decision and we are under no obligation to update our opinions should such changes occur. We have not undertaken and disclaimed any obligation to advise you of any other changes in any matter addressed in this opinion letter.

Opinions

Based upon and relying on the foregoing and subject to the assumptions and limitations set forth herein, we are of the opinion that:

1.	the Company (a) is a limited partnership formed and existing under the laws of the Province of Québec, and (b) is registered under An Act respecting the legal publicity of sole proprietorships, partnerships and legal persons (Québec), is not in default to file an annual declaration or to comply with a request made to it under Section 38 of that Act;

2.	the Company has all necessary partnership power and capacity to issue and deliver the Exchange Notes and to perform its obligations thereunder; and

3.	the Exchange Notes have been duly authorized and validly issued by the Company and, to the extent that execution and delivery are matters governed by the laws of the Province of Québec, executed and delivered by the Company.

For the purposes of the opinions expressed in paragraph 1, we have relied solely on the certificate of attestation referred to in paragraph (e) above without any independent investigation or verification thereof.

This opinion is limited to the matters stated herein and is given solely for the benefit of the addressee hereof in connection with the transactions referred to herein and may not, in whole or in part, be disclosed to or relied upon by any other person or for any other purpose without our prior written consent, except that this opinion may be relied upon and referred to by Ropes and Gray LLP for the purposes of the opinions rendered by them in connection with the transactions referred to herein.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the 1933 Securities Act or the related rules promulgated by the Securities and Exchange Commission thereunder.

Yours truly

STIKEMAN ELLIOTT LLP

3